Exhibit 10.14(a)

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and is treated by the Registrant as private or confidential.

LICENSE AGREEMENT

BETWEEN

VANDERBILT UNIVERSITY

AND

NEUMORA THERAPEUTICS, INC.

CONFIDENTIAL

LICENSE AGREEMENT

BETWEEN

VANDERBILT UNIVERSITY

AND

NEUMORA THERAPEUTICS, INC.

This License Agreement (this “Agreement”), by and between Vanderbilt University, a not-for-profit corporation, organized and existing under the laws of the state of Tennessee (“Vanderbilt”), and Neumora Therapeutics, Inc., a corporation organized and existing under the laws of the State of Delaware, with a principal place of business at 65 Grove Street, Suite 102, Watertown, Massachusetts, 02472 (“Neumora”) (each a “Party” and collectively the “Parties”), is effective as of the 10th day of February, 2022 (the “Effective Date”).

RECITALS

WHEREAS, small molecule positive allosteric modulators (“PAMs”) predominantly of the muscarinic acetylcholine receptor subtype 4 (“M4”) were developed by [***] and others named as inventors on the Licensed Patents (the “Inventors”) and Vanderbilt controls certain intellectual property rights relating thereto;

WHEREAS, Neumora wishes to obtain a license under the Licensed Intellectual Property (as defined below) to develop and commercialize products, and Neumora is capable of and committed to developing and commercializing products utilizing such rights;

WHEREAS, Neumora and Vanderbilt are also entering into a sponsored research agreement with an effective date of the Effective Date of this Agreement (“SRA”) to further preclinically develop the backup program for the current lead compounds to preclinical candidate selection with an option to license the resulting intellectual property rights being incorporated into this Agreement; and

WHEREAS, Vanderbilt is willing to grant such a license and option to license to Neumora, in consideration of Neumora’s satisfaction of its obligations hereunder, and for other good and valuable consideration as set forth below.

NOW, THEREFORE, the Parties agree as follows:

Article 1

DEFINITION OF TERMS

1.1 “Affiliate” shall mean, with respect to an entity, any other entity that directly or indirectly owns or controls, is owned or controlled by, or is under common ownership or control with such entity. With respect to an entity, the terms “own” and “control” shall mean (a) possession, the right to possession or beneficial ownership of at least fifty percent (50%) of the voting securities of a corporation or other business organization with voting securities; (b) the power to direct management and policies; (c) the power to appoint or remove a majority of the board of directors or trustees; and/or (d) the right to receive 50% or more of the profits or earnings or the right to 50% or more of the net assets. The term “entity” includes any individual, corporation, or other organization.

1.2 “Calendar Year” shall mean each one-year period commencing on January 1 and ending on December 31.

1.3 “Commercially Reasonable Efforts” shall mean, with respect to the efforts to be expended, or considerations to be undertaken, by Neumora with respect to any objective, activity or decision to be undertaken hereunder, reasonable, good faith efforts to accomplish such objective, activity or decision as [***] would normally use to accomplish a similar objective, activity or decision under similar circumstances, it being understood and agreed that with respect to the development, manufacture, seeking and obtaining Regulatory Approval, or commercialization of a Licensed Product, Neumora may take into account: (i) [***], (ii) [***], (iii) [***], (iv) [***], (v) [***], (vi) [***], (vii) [***], and (viii) [***].

1.4 “Completion of GLP Tox Study” shall mean completion of toxicology studies of [***] conducted (i) in compliance with then-current good laboratory practice standards; and (ii) sufficient to meet the standards necessary for submission as part of an IND filing with the applicable Regulatory Authority.

1.5 “Confidential Information” shall mean any non-public and proprietary information exchanged between Vanderbilt and Neumora, regarding the Licensed Intellectual Property or this Agreement and/or the performance of either Party hereunder, either orally or in writing or other tangible medium that (i) if disclosed in written or other tangible medium is marked “Confidential”, or (ii) given the nature of the information or the circumstances surrounding its disclosure, reasonably should be considered as confidential. The obligations under Article 8 (Confidentiality) shall not apply to that part of the Confidential Information that (a) is or becomes known to the public without fault of the Party receiving the information; (b) the receiving Party can establish that it knew prior to the receipt of the same from the disclosing Party; (c) is obtained from a third party having the right to disclose same without breach of any obligation of confidentiality to the disclosing Party; or (d) is developed by the receiving Party independently of and without reference to the information. For the avoidance of doubt, information provided to Neumora by employees of Vanderbilt University Medical Center on behalf of Vanderbilt shall be Vanderbilt Confidential Information.

1.6 “Control” or “Controlled by” shall mean, with respect to an item, information, or an intellectual property right, that the applicable Party owns or has a license or other appropriate rights in, to, and under such item, information, or intellectual property right and has the ability to disclose and grant a license or sublicense to the other Party as provided for in this Agreement in, to, and under such item, information, or intellectual property right without violating the terms of any written agreement with any third party.

1.7 “Fair Market Value” shall mean the cash consideration that Neumora or its Sublicensee would realize from a non-Affiliate, independent buyer in an arm’s length sale of an identical item or right sold in the same quantity and at the same time and place of the transaction.

1.8 “FDA” shall mean the U.S. Food & Drug Administration.

1.9 “FFDCA” shall mean the U.S. Federal Food, Drug, and Cosmetic Act.

1.10 “Field” shall mean any and all uses, including the treatment, diagnosis, amelioration, palliation, or prevention of any human or animal disease, disorder, or condition.

1.11 “First Commercial Sale” shall mean, with respect to any Licensed Product and a country, the first sale in such country of such Licensed Product invoiced to a third party.

1.12 “Generic Product” shall mean, with respect to a Licensed Product, any product that (i) is sold by a third party that is not a licensee or Sublicensee of Neumora or its Affiliates, or any of their licensees or Sublicensees, under a Regulatory Approval application granted by a Regulatory Authority to a third party, and (ii) (x) is A/B Rated with respect to such Licensed Product or otherwise approved by the Regulatory Authority in such country as a substitutable generic for such Licensed Product or (y) is approved in reliance, in whole or in part, on a prior approval (or on safety or efficacy data submitted in support of the prior approval) of such Licensed Product as determined by the applicable Regulatory Authority, including any product authorized for sale (a) in the U.S. pursuant to Section 505(b)(2) or Section 505(j) of the FFDCA (21 U.S.C. 355(b)(2) and 21 U.S.C. 355(j), respectively), or (b) in any other country or jurisdiction pursuant to all equivalents of such provisions, including any amendments and successor statutes with respect to the subsections (a) and (b). For the purposes of this definition, “A/B Rated” means, inside the United States, “therapeutically equivalent” as determined by the FDA, applying the definition of “therapeutically equivalent” set forth in the preface to the then-current edition of the FDA publication “Approved Drug Products With Therapeutic Equivalence Evaluations” and, outside the United States, such equivalent determination by the applicable Regulatory Authorities in a country as is necessary to permit pharmacists or other individuals authorized to dispense pharmaceuticals under applicable laws to substitute one product for another product in the absence of specific instruction from a physician or other authorized prescriber under applicable laws.

1.13 “Improvement Patents” shall mean the patents and patent applications Controlled by Vanderbilt that (i) cover SRA Technology that are conceived and reduced to practice at Vanderbilt by Vanderbilt personnel after the Effective Date [***] or (ii) are conceived and reduced to practice by or on behalf of one or more of the Inventors or those under their supervision or direction pursuant to the exercise of the retained rights set forth in Paragraph 2.6(i)(a) after the Effective Date [***].

1.14 “IND” shall mean (i) an Investigational New Drug Application as defined in the FFDCA or any successor application or procedure filed with the FDA, or (ii) any equivalent government or regulatory permission to conduct human clinical investigations in other countries or jurisdictions in the Territory.

1.15 “Licensed Intellectual Property” shall mean the Licensed Know-how and Licensed Patents.

1.16 “Licensed Know-how” shall mean (i) the information set forth on Appendix A, and all other (ii) proprietary information and tangible research property (including biological material, chemical compounds, prototypes, and other research tools) necessary or reasonably useful to practice the Licensed Patents in the Field and related to the Technology that is discovered or developed by or on behalf of one or more of the Inventors or those under their supervision or direction and that is (a) within the Field, (b) in existence as of the Effective Date or created in performance of the SRA, and (c) Controlled by Vanderbilt as of the Effective Date or at any time during the term of the SRA.

1.17 “Licensed Patents” shall mean (i) the patent applications and issued patents listed in Appendix B, attached hereto and made a part hereof; (ii) Improvement Patents for which Neumora has (a) elected in writing to exercise its option to include as Licensed Patents by operation of Paragraph 2.3 and (b) paid to Vanderbilt any associated payment mutually agreed upon by the Parties pursuant to Paragraph 2.3; (iii) any divisions, continuations (but excluding continuations-in-part to the extent they do not cover the Technology) or patents issuing thereon or reissues of any of those described in subsection (i) and (ii), above; and (iv) any and all United States and foreign patents and patent applications corresponding thereto; all to the extent Controlled by Vanderbilt.

1.18 “Licensed Product” shall mean (i) any product, process, or service in the Field (a) the making, use, sale, offer to sell, or import of which is covered by (in whole or in part), or absent the license granted herein would infringe, one or more Valid Claims, (b) that is made, uses, or is used by or in a process that is covered by (in whole or in part), or absent the license granted herein would infringe, one or more Valid Claims, or (c) that embodies, contains, uses, is used or made through the use of, or was in whole or in part derived from the Licensed Know-how, or (ii) a service performed using a product or process described in subsection (i)(a), (b), or (c) above.

1.19 “Net Sales” shall mean:

1.19.1 The gross amount billed by Neumora and its Affiliates and Sublicensees for Royalty-Bearing Products less the following to the extent appropriately documented: (i) [***]; (ii) [***]; (iii) [***]; (iv) [***]; (v) [***]; (vi) [***]; and (vii) [***]; (viii) [***]; and (ix) [***].

1.19.2 In the case of a transfer of a Royalty-Bearing Product within Neumora or between or among Neumora, its Affiliates, and Sublicensees for further sale by such transferee, Net Sales shall be based on the gross amount billed for the first sale of such Royalty-Bearing Product to (i) an entity other than Neumora, its Affiliates, and Sublicensees or (ii) a transferee that is the final purchaser or transferee. If a Royalty-Bearing Product is sold by Neumora, its Affiliates or Sublicensees through intermediaries such as distributors, agents, consignees or co-promoters who do not purchase and take title to such Royalty-Bearing Product, royalties will be due only on sales to those third parties who actually purchase and take title to Royalty-Bearing Product through such intermediaries.

1.19.3 If a Royalty-Bearing Product is billed or otherwise sold at a discounted price that is substantially lower than the customary prices charged by Neumora, its Affiliates or Sublicensees, or billed or otherwise sold for non-monetary consideration (whether or not at a discount), Net Sales will be calculated based on the average non-discounted amount charged for such Royalty-Bearing Product in an arms-length transaction to a non-Affiliate, independent third party during the same calendar quarter in the same country or, in the absence of such sales, on the Fair Market Value of such Royalty-Bearing Product.

1.19.4 If a Royalty-Bearing Product either (1) is sold in the form of a combination product containing both the Royalty-Bearing Product and one or more therapeutic components that are not such Royalty-Bearing Product (each, an “Other Component”) (e.g., formulated together); or (2) is sold in a form that is any combination of the Royalty-Bearing Product and one or more Other Components where such components are not formulated together but are sold together (e.g., bundled) as a single product and invoiced as one product (in either case ((1) or (2)), a “Combination Product”), then the Net Sales of such Royalty-Bearing Product for the purpose of calculating payments owed under this Agreement for sales of such Royalty-Bearing Product, shall be determined by multiplying the actual Net Sales of such Combination Product (using the above provisions) by the fraction A/(A+B), where A is the public or list price in the applicable country of such Royalty-Bearing Product, if sold separately in finished form, and B is the public or list price in the applicable country of the Other Component(s) in such Combination Product if sold separately in finished form. If (i) any Royalty-Bearing Product component or Other Component in such Combination Product is not sold separately or (ii) the public or list price of any Royalty-Bearing Product component or Other Component cannot be determined, then the adjustment to Net Sales shall be determined by the Parties in good faith to reasonably reflect the fair market value of the contribution of such Royalty-Bearing Product in such Combination Product to the total fair market value of such Combination Product.

1.20 “Patent Challenge” shall mean any direct or indirect dispute, challenge, or assistance in the challenge of the validity, patentability, scope, construction, enforceability, non-infringement or Vanderbilt’s ownership of any issued patent comprising the Licensed Patents or any claims thereof, or opposition or assistance in the opposition of the grant of any letters patent in the Licensed Patents during the Term, in any legal or, administrative proceedings, including in a court of law, before the United States Patent and Trademark Office or other agency or tribunal in any jurisdiction, or in arbitration. Notwithstanding anything to the contrary in the foregoing, “Patent Challenge” shall not include assertions made by or on behalf of Neumora or any of its Affiliates or Sublicensees that (i) distinguish the inventions claimed in patents or patent applications Controlled (except by virtue of this Agreement) by Neumora or any or its Affiliates or Sublicensees from those claimed in the Licensed Patents in the ordinary course of prosecution of such patents or patent applications Controlled by Neumora or any or its Affiliates or Sublicensees, including any reissue or reexamination patents or patent applications, or (ii) are made pursuant to a petition to the relevant governmental authority, made with the written approval of Vanderbilt, in order to request the re-examination or re-issuance of a Licensed Patent in the course of maintaining such Licensed Patent.

1.21 “Patenting Costs” shall mean any past or ongoing third party costs incurred or to be incurred, including government fees and attorneys’ fees, directly in the course of Prosecuting the Licensed Patents.

1.22 “Phase 1 Clinical Study” means a human clinical trial of a Licensed Product in any country, the principal purpose of which is a preliminary determination of safety, pharmacokinetics, and pharmacodynamic parameters in healthy individuals or patients, as described in 21 C.F.R. 312.21(a), or equivalent clinical trial in a country other than the United States.

1.23 “Phase 2 Clinical Study” means a human clinical trial of a Licensed Product in any country that would satisfy the requirements of 21 C.F.R. 312.21(b) and is intended to explore a variety of doses, dose response, and duration of effect, and to generate initial evidence of clinical safety and efficacy in a target patient population, or equivalent clinical trial in a country other than the United States.

1.24 “Phase 3 Clinical Study” means a human clinical trial of a Licensed Product in any country on a sufficient number of subjects that is designed to establish that a pharmaceutical product is safe and efficacious for its intended use, and to determine warnings, precautions, and adverse reactions that are associated with such pharmaceutical product in the dosage range to be prescribed, which trial is intended to support Regulatory Approval of a Licensed Product in the United States, as described in 21 C.F.R. § 312.21(c), or equivalent clinical trial in a country other than the United States.

1.25 “Priority Review” shall mean a priority review of and action upon a human drug application by the FDA not later than [***] after the filing of such application to the FDA, as defined in the FFDCA (21 U.S.C. 360ff), or a foreign equivalent.

1.26 “Priority Review Voucher” shall mean a priority review voucher issued by the FDA or a foreign equivalent that entitles the holder to a Priority Review of a single human drug application submitted under Paragraph 505(b)(1) of the Act or a single biologic application submitted under Paragraph 351 of the Public Health Services Act, as further defined in the FFDCA (21 U.S.C. 360ff), or a foreign equivalent.

1.27 “Prosecution”, “Prosecute” or “Prosecuting” shall mean preparation, filing, prosecution, issuance and maintenance of the Licensed Patents, including continuations, divisionals, extensions, re-examinations, reissues, supplemental examination, appeals, interferences, derivation proceedings, oppositions, all other proceedings before the United States Patent and Trademark Office (including the Patent Trial and Appeal Board) and foreign patent offices, and any judicial or other appeals of the foregoing.

1.28 “Regulatory Approval” means, with respect to a Licensed Product in a country or regulatory jurisdiction, any and all approvals, licenses, registrations, or authorizations of any Regulatory Authority necessary to market and sell such Licensed Product in such country or jurisdiction, including any and all approvals, agreements, determinations or decisions establishing prices that can be charged and/or reimbursed for the Licensed Product in a regulatory jurisdiction where a Regulatory Authority approves or determines the price or reimbursement of pharmaceutical products.

1.29 “Regulatory Authority” shall mean the FDA, European Medicines Agency or other similar regulatory body, agency, or entity anywhere in the world, and their respective successors, that grants approvals, licenses, registrations, authorizations on behalf of any national, multi-national, regional, state, or local agency, department, administration, bureau, fund, commission, council or other governmental entity necessary to test, make, market, distribute, use or sell products in its respective jurisdiction.

1.30 “Representatives” shall mean Vanderbilt’s trustees, directors, officers, employees, faculty, Inventors, personnel, affiliated investigators, agents and representatives, medical and professional staff, students and Affiliates, and their respective successors, heirs and assigns.

1.31 “Royalty-Bearing Product” shall mean, with respect to a particular Licensed Product sold in a particular country in the Territory, a Licensed Product that is made or sold in such country during the Royalty Term for such Licensed Product.

1.32 “Royalty Term” shall mean, with respect to a particular Licensed Product in a particular country in the Territory, the period commencing on the First Commercial Sale of such Licensed Product in such country and ending upon the later of (a) expiration of the last to expire of all Valid Claims covering the composition of matter of such Licensed Product in such country or (b) the tenth (10th) anniversary of such First Commercial Sale.

1.33 The terms “sale”, “sold” and “sell” as used in this Agreement include sales, leases, licenses, rentals, performance and other modes of distribution or transfer of a product, process or service or its beneficial use.

1.34 “SRA Technology” shall mean all patents, copyrights, and other intellectual property rights, in and to all tangible materials, inventions, works of authorship, software, information, and data conceived or developed by Vanderbilt personnel (including jointly with Neumora personnel) in whole or in part in the course of carrying out Neumora sponsored research under the SRA.

1.35 “Sublicense” shall mean an agreement in which Neumora or a Sublicensee (i) grants a license to any of the rights licensed to Neumora hereunder or other rights that are relevant to designing, developing, testing, making, using, or selling of Licensed Products, (ii) agrees not to assert against or seek a legal remedy for the practice of the rights described in (i); (iii) has obtained the agreement not to practice any of the rights described in (i); (iv) permits the making, offering for sale, using, selling, or importing of Licensed Products, other than on behalf of Neumora; and/or (v) is under an obligation to grant, assign or transfer any such rights or non-assertion, or to forebear from granting or transferring such rights to any other entity, including by means of an option. By way of example and not limitation, Sublicenses may include licenses, option agreements, right of first refusal agreements, or similar agreements, but will exclude any type of transaction described in Paragraph 5.4.

1.36 “Sublicensee” shall mean any third party to which Neumora or a Sublicensee has granted a Sublicense, and any Affiliate receiving a Sublicense by operation of Paragraph 15.6.

1.37 “Sublicensing Revenue” shall mean the Fair Market Value of any and all non-creditable consideration received by Neumora from Sublicensees under or otherwise in connection with any Sublicense entered into prior to the date of Acceptance by a Regulatory Authority in the U.S., Canada, any country of Europe, Japan, Australia, or other country with materially comparable regulatory requirements of the first IND for a Licensed Product for the grant of a Sublicense under the Licensed Intellectual Property, including license issue fees, lump sum payments and other licensing fees, option fees, milestone payments, minimum annual royalties (provided that, to the extent any such minimum annual royalties subsequently are credited against royalties payable by the applicable Sublicensee on Net Sales, an amount equal to the payment made to Vanderbilt with respect to such minimum annual royalties pursuant to Paragraph 3.4 may be credited against future payments payable to Vanderbilt under this Agreement), (subject to this Paragraph 1.37, below), and a premium on the sale of equity (i.e., payments for equity that exceed the pre-Sublicense Fair Market Value of the equity), irrespective of whether such consideration is received in the form of cash, barter, credit, stock, warrants, release from debt, goods or services, licenses back, equity exchanges, or any other form whatever; provided that, in the event any of the foregoing amounts are subsequently refunded to such Sublicensee, an amount equal to the payment made to Vanderbilt with respect to such refunded amounts pursuant to Paragraph 3.4 may be credited against future payments payable to Vanderbilt under this Agreement. Notwithstanding the foregoing, Sublicensing Revenue specifically excludes the following: (i) amounts payable due to Net Sales, including royalties and amounts received under profit sharing agreements (it being understood that Neumora will pay to Vanderbilt the royalties on any Sublicensee’s Net Sales as described in Paragraph 3.2); (ii) payments made by Sublicensee as consideration for the issuance of equity or debt securities of Neumora at the pre-Sublicense Fair Market Value, provided that if a Sublicensee pays more than such Fair Market Value for equity or debt securities then the portion in excess of Fair Market Value shall be considered Sublicensing Revenue (as described in this definition above); (iii) payments to Neumora for the purposes of funding [***] research and development of a Licensed Product by or on behalf of Neumora; (iv) amounts received by Neumora for reimbursement of costs and expenses incurred in connection with the supply of Licensed Products by or on behalf of Neumora; (v) payments received that are related to Licensed Product manufacturing activities, general and administrative expenses, and/or co-development activities, including any amounts received for the manufacture and supply of Licensed Products or components thereof for non-clinical, pre-clinical or clinical use; (vi) payments received for the license or sublicense by Neumora of any intellectual property other than the Licensed Intellectual Property; (vii) payments received to fund or reimburse expenses and fees incurred for the filing, prosecution and maintenance of patents or other intellectual property; (viii) lines of credit to purchase capital; or (ix) payments received for products other than Licensed Products. For clarity, research or development activities include the design and conduct of non-clinical and pre-clinical studies and clinical trials (including in the conduct of any phase 4 clinical studies or other post-marketing studies). For purposes of this definition, “Acceptance” shall mean, with respect to an IND for a Licensed Product, the earlier of (a) [***] after submission of an IND to a Regulatory Authority without response from such Regulatory Authority, or (b) such date on which the Regulatory Authority notifies the sponsor that such IND has been accepted.

1.38 “Technology” shall mean PAMs for M4 conceived by or on behalf of one or more of the Inventors or those under their supervision or direction, and shall expressly exclude research or activities and results relating to the M4 antagonist and M4 negative allosteric modulator programs.

1.39 “Territory” shall mean worldwide.

1.40 [***].

1.41 “Valid Claim” shall mean any pending claim of any Licensed Patent, or issued and extended or unexpired claim of any Licensed Patent, that has not been dedicated to the public or permanently revoked, nor held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction that is unappealable or unappealed in the time allowed for appeal, and which has not been finally cancelled, withdrawn or abandoned or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

1.42 Additional Defined Terms.

Term	Reference
50% Floor	Paragraph 3.2.5
Acceptance	Paragraph 1.37
Affiliate Rights	Paragraph 15.6
Agent	Paragraph 12.5
Agreement	Preamble
Claims	Paragraph 10.1.1
Combination Product	Paragraph 1.19.4
Commercialization Plan	Paragraph 4.2(A)
Courts	Paragraph 9.2
Debarred	Paragraph 12.5
Diligence Milestones	Paragraph 4.2
Diligence Milestone Dates	Paragraph 4.2
Dispute Resolution Extension	Paragraph 7.3
Documentation and Approvals	Paragraph 7.5.1
Effective Date	Preamble
Indemnitees	Paragraph 10.1.1
Infringement Dispute	Paragraph 6.4
Inventors	Recitals
Issue Fee	Paragraph 3.1
Losses	Paragraph 10.1.1
M4	Recitals
Neumora	Preamble
Other Component	Paragraph 1.19.4
PAMs	Recitals
Party/Parties	Preamble
Patent Counsel	Paragraph 6.1.1
Plan	Paragraph 4.4(A)
Reasonable Technical Prospects	Paragraph 6.1.3
SRA	Recitals
Stark Law	Paragraph 12.4
Term	Paragraph 7.1
Vanderbilt	Preamble
Withholding Taxes	Paragraph 5.5.5

Article 2

GRANT

2.1 Grant to Neumora. Subject to the terms of this Agreement, Vanderbilt hereby grants to Neumora: (i) an exclusive (even as to Vanderbilt except as otherwise expressly set forth in Paragraph 2.6) license in the Field and the Territory under the Licensed Patents, and (ii) a non-exclusive license in the Field and the Territory under the Licensed Know-how; in each case (i) and (ii), to discover, make, use, offer to sell, sell and import Licensed Products.

2.2 Right to Sublicense. Commencing as of the second anniversary of the Effective Date with respect to the United States, and at any time after the Effective Date for all territories other than the United States, Neumora shall have the right to sublicense, through multiple tiers, any or all of the rights licensed hereunder to third parties, provided that:

2.2.1 each Sublicense is in writing; contains terms and conditions sufficient to enable Neumora and Neumora’s Sublicensees to comply with this Agreement; includes, at a minimum, the following sections of this Agreement, modified only to indicate that the Sublicensee is obligated to Neumora as Neumora is to Vanderbilt hereunder: Government Rights, Reservation by Vanderbilt, Patent Extensions, Definitions, Reports and Records, Duration and Termination (other than Effect on Sublicenses (Paragraph 7.7)), Confidentiality, Disclaimers, Export Control, Marking, Severability, and Indemnification and Insurance; and is otherwise consistent with the terms and conditions of this Agreement;

2.2.2 each Sublicense provides that in the event a Sublicensee or its Affiliate brings a Patent Challenge or assists another party in bringing a Patent Challenge then Neumora may terminate the Sublicense;

2.2.3 each Sublicense obligates Sublicensee to Vanderbilt in the same manner as Neumora is to Vanderbilt under the Non-Use of Names section of this Agreement;

2.2.4 each Sublicense provides that Vanderbilt is an intended third party beneficiary of such Sublicense, including for the purpose of enforcing the terms required to be included in such Sublicense by this Agreement;

2.2.5 a copy of each Sublicense is provided to Vanderbilt promptly following its execution, which copy may be redacted to exclude financial and other sensitive terms to the extent such terms are not related to the Licensed Intellectual Property or its use or otherwise relevant or applicable to Vanderbilt, which information will be Neumora Confidential Information;

2.2.6 Neumora agrees to be fully responsible for the performance of its Sublicensees hereunder, including acts and omissions of same;

2.2.7 Neumora’s obligation to meet the requirements of Article 4 (Diligence) shall not be waived by the grant of any Sublicense; and

2.2.8 Vanderbilt is named a third-party beneficiary in each Sublicense with respect to Indemnification and Insurance obligations.

2.3 Option. Vanderbilt hereby grants to Neumora an exclusive option to obtain an exclusive license (even as to Vanderbilt except as otherwise expressly set forth in Paragraph 2.6) in the Field and the Territory under any Improvement Patents. Vanderbilt will notify Neumora in writing promptly after receiving any invention disclosure regarding SRA Technology and will provide to Neumora all information in Vanderbilt’s possession relating thereto. Neumora may exercise such option by notifying Vanderbilt in writing of such option exercise on or before the later of (i) [***] or (ii) [***]. During the period commencing on such date of notice and ending [***] thereafter, the Parties will negotiate exclusively with each other whether any option exercise fee shall be payable in connection therewith and, if so, the amount of such payment, taking into account considerations that are reasonable in light of the actual and expected patent and other proprietary position of the applicable SRA Technology or Improvement Patent and reasonable, customary commercial terms. During such period, and other than outside Patent Counsel, Vanderbilt shall not notify any third party of the existence of such Improvement Patents or SRA Technology or such negotiations. As to any SRA Technology and related Improvement Patents, or any Improvement Patents described in Paragraph 1.13(ii), upon Neumora’s written election to exercise its option and the Parties’ agreement on and payment of any option exercise fee associated therewith, such Improvement Patents will be deemed to be included in the Licensed Patents under this Agreement, and Vanderbilt will update and provide to Neumora a copy of the revised Appendix B in this Agreement to reflect such inclusion, which will become part of this Agreement without the need for either Party to approve of same in writing.

2.4 Access to Licensed Know-how. Commencing within [***], and ending no later than [***], after the Effective Date, Vanderbilt shall provide to Neumora, at no additional cost or expense to Neumora, copies of all Licensed Know-how existing as of the Effective Date, including the Licensed Know-how set forth on Appendix A.

2.5 Government Rights and Requirements. Notwithstanding anything herein to the contrary, any and all licenses and other rights granted hereunder are limited by and subject to the rights and requirements of the United States Government which may attach as a result of United States Government sponsorship of research in connection with which an invention covered by the Licensed Patents was conceived or first actually reduced to practice, as set forth in 35 U.S.C. §§200-212, and 37 C.F.R. Part 401, each as amended or any successor statutes or regulations, and in the relevant United States Government research contracts with Vanderbilt and/or Vanderbilt University Medical Center, as such rights and requirements may be amended or modified by law, rule or regulation. To the extent applicable, such rights and requirements include (i) the grant of a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced for or on behalf of the United States Government any of the Licensed Patents throughout the world (as set forth in 35 U.S.C. §202(c)(4)), and (ii) the requirement that Licensed Products used or sold in the United States will be manufactured substantially in the United States (as set forth in 35 U.S.C. §204).

2.6 Reservation by Vanderbilt. Notwithstanding anything herein to the contrary, and without limitation, (i) Vanderbilt reserves the right: (a) subject to Paragraph 8.3, for Vanderbilt and Vanderbilt University Medical Center to make, use, practice and further develop the Licensed Intellectual Property for education, research, and any internal non-commercial use, provided that Vanderbilt hereby grants to Neumora a non-exclusive license, under any patent rights [***] resulting from any such activities conducted by or on behalf of one or more of the Inventors or those under their supervision or direction, to discover, make, use, offer to sell, sell and import Licensed Products in the Field and the Territory, and any such patent rights shall be deemed to be Improvement Patents as set forth in Paragraph 1.13(ii) for purposes of Paragraph 2.3; (b) to grant to other not-for-profit educational institutions non-exclusive licenses to [***] for non-commercial pre-clinical research or not-for-profit educational purposes; (c) to grant licenses to Licensed Intellectual Property to third parties outside the Field or to products other than Licensed Products; and (d) to license or otherwise make available [***], for research use only; and (ii) Vanderbilt excludes from the rights granted to Neumora herein the right to bring an infringement action against, seek monetary damages from, or seek an injunction against, any Inventor or their present or future not-for-profit employers even after such employment has ended, for infringement of any of the Licensed Patents in carrying out not-for-profit pre-clinical research or education; and nothing herein shall be construed to require Vanderbilt to bring any such action against any such party.

2.7 No Implied Rights. Nothing in this Agreement shall be construed to confer any rights upon Neumora by implication, estoppel, or otherwise as to any technology or patent rights of Vanderbilt or any other entity other than the Licensed Intellectual Property in the Field during the Term for the Licensed Products regardless of whether such technology or patent rights shall be dominant or subordinate to any Licensed Intellectual Property. Nothing in this Agreement shall be construed to confer any rights upon Vanderbilt by implication, estoppel, or otherwise as to any technology or intellectual property rights of Neumora.

Article 3

FINANCIAL CONSIDERATIONS

3.1 Issue Fee. Neumora shall pay to Vanderbilt a non-refundable, non-creditable license issue fee of thirteen million US Dollars (U.S.$13,000,000) (“Issue Fee”), payable to Vanderbilt, at the time set forth in Paragraph 5.5.3.

3.2 Running Royalties. During the Royalty Term, Neumora shall pay to Vanderbilt, at a time set forth in Paragraph 5.5.1, a running royalty on all Licensed Products (including those made during but sold after the Term) in accordance with the following:

3.2.1 For Net Sales of a Royalty-Bearing Product in a Calendar Year, Neumora shall pay to Vanderbilt a running royalty equal to the Royalty Percentage multiplied by such Net Sales in accordance with the table below.

Royalty Percentage	For that portion of worldwide Net Sales of Royalty-Bearing Products in a Calendar Year*:
[***]%	Up to [***]

[***]%	Greater than [***] and less than [***]

[***]%	[***] and greater.

*	tiering determined by converting worldwide Net Sales from all countries into US Dollars

All royalties payable under this Article 3 shall be payable in accordance with the calculations shown in the example below and in Appendix C, with (a) the Royalty Percentage applied against worldwide Net Sales, (b) each country’s Net Sales next allocated across each royalty tier pro rata, and (c) relevant deductions then applied on a country-by-country and Royalty-Bearing Product-by-Royalty-Bearing Product basis.

Furthermore, only one royalty shall be due and payable with respect to a specific sale of a Royalty-Bearing Product. Multiple royalties shall not be payable in the event a Royalty-Bearing Product is or shall be covered by more than one Licensed Patent or by both Licensed Patents and Licensed Know-how.

For clarity, and consistent with the approach illustrated in Appendix C, if aggregate annual Net Sales of all Royalty-Bearing Products in all countries in a Calendar Year is [***], then calculation of royalties payable by Neumora for such Calendar Year under this Paragraph 3.2.1 (not taking into account any applicable reductions pursuant to Paragraphs 3.2.2, 3.2.3, or 3.2.4) would be: [***].

3.2.2 Royalty Reduction for Method of Use Valid Claim or Licensed Know-how Only. During the applicable Royalty Term for a particular Royalty-Bearing Product in a particular country:

(A) for any calendar quarter of such Royalty Term during which there is no Valid Claim in such country claiming the composition of matter of such Royalty-Bearing Product, but there is at least one other Valid Claim in such country claiming such Royalty-Bearing Product, the royalties due to Vanderbilt for such calendar quarter under Paragraph 3.2.1 on sales of such Royalty-Bearing Product in such country shall be reduced by [***], and

(B) for any calendar quarter of such Royalty Term during which there is no Valid Claim in such country claiming such Royalty-Bearing Product, then, in consideration for the Licensed Know-how, the royalties due to Vanderbilt for such calendar quarter under Paragraph 3.2.1 on sales of such Royalty-Bearing Product in such country shall be reduced by [***].

3.2.3 Generic Competition. During the applicable Royalty Term for a particular Royalty-Bearing Product in a particular country in a particular Calendar Year and for which the reduction in Paragraph 3.2.2 does not apply, (a) if any third parties are selling a Generic Product in such country, and (b) sales of such Generic Product in such country for such year are, in the aggregate (on a unit equivalent basis):

(A) greater than [***], but less than or equal to [***] of the sum of the unit volume of such Royalty-Bearing Product plus such Generic Product(s) in such country, then the royalties due to Vanderbilt for such Calendar Year shall be reduced by [***] from what would otherwise have been due under Paragraph 3.2.1 on sales of such Royalty-Bearing Product in such country in such Calendar Year; or

(B) greater than [***] of the sum of the unit volume of such Royalty-Bearing Product plus such Generic Product(s) in such country, then the royalties due to Vanderbilt for such Calendar Year shall be reduced by [***] from what would otherwise have been due under Paragraph 3.2.1 on sales of such Royalty-Bearing Product in such country in such Calendar Year.

3.2.4 Royalty Stacking. Neumora may deduct, from the royalties it would otherwise owe to Vanderbilt for a particular Royalty-Bearing Product, an amount equal to up to [***] of all payments made to a third party by Neumora in the applicable period, on a country-by-country basis, in consideration for obtaining intellectual property rights from such third party that are necessary or reasonably useful to practice the Licensed Intellectual Property except to the extent such license relates to rights to Other Components for which Neumora has included as an Other Component in a Combination Product for purposes of calculating Net Sales, up to a maximum deduction of [***] of the royalties due Vanderbilt in such applicable period for such Royalty-Bearing Product, on a country-by-country basis, subject to the carry-forward as set forth in Paragraph 3.2.5.

3.2.5 Royalty Floor. Notwithstanding anything to the contrary in this Agreement, the operation of Paragraphs 3.2.3-3.2.4 for a given Royalty-Bearing Product in a given country, whether singularly or in combination with each other, shall not reduce the royalties due to Vanderbilt in any [***] for such Royalty-Bearing Product in such country by an amount greater than [***] of what would otherwise have been due under Paragraphs 3.2.1 in such country ([***]). On a country-by-country basis, any amounts (or portions thereof) that qualified as deductions under Paragraphs 3.2.3-3.2.4 but were not taken as a result of the [***] in any applicable quarter may be carried forward and deducted in subsequent quarters, but still subject to the [***] in such subsequent quarters, and amounts carried forward may be first applied in each subsequent quarter before such subsequent quarter’s deductions available under Paragraphs 3.2.3-3.2.4.

3.3 Performance Milestone Payments. Neumora shall pay to Vanderbilt each of the following one-time only milestone payments for the occurrence of each respective milestone event, whether triggered by actions of Neumora or a Sublicensee or their Affiliates, at the time set forth in Paragraph 5.5.1.

3.3.1 Developmental Milestone Payments.

Milestone Event	Milestone Payment
[***]		[***]
[***]		[***]
[***]		[***]
[***]		[***]

Total	U.S.$	42,000,000

3.3.2 Commercial Milestone Payments.

Milestone Event	Milestone Payment
[***]		[***]
[***]		[***]
[***]		[***]
[***]		[***]
[***]		[***]

Total	U.S.$	380,000,000

For clarity, in no event will the total amount of milestone payments payable under this Agreement exceed U.S.$422,000,000.

3.4 Sublicensing Payments. Neumora shall pay to Vanderbilt [***] of Sublicensing Revenues, at the time set forth in Paragraph 5.5.1. Notwithstanding the foregoing, in the event a payment to Vanderbilt under this Paragraph 3.4 is the result of a milestone event set forth in Paragraph 3.3 for which Neumora owes a milestone payment to Vanderbilt, Neumora shall pay both the corresponding milestone payment under Paragraph 3.3 and [***] of the portion of Sublicensing Revenue in excess of the milestone payment. For clarity, if the amount of Sublicensing Revenue associated with the achievement of such milestone event is less than or equal to the amount of the corresponding milestone payment, then Neumora shall pay only the corresponding milestone payment. For example, in the event the corresponding milestone payment is [***] and a Sublicense that is subject to this Paragraph 3.4 provides for payment by the Sublicensee to Neumora of [***] for achievement of the same milestone event, then Neumora shall pay to Vanderbilt the [***] milestone payment and shall also pay [***] of [***] of Sublicensing Revenue.

3.5 Priority Review Voucher. If Neumora seeks a Priority Review Voucher for a Licensed Product, the Parties shall negotiate in good faith a means to share in the value thereof whether used by Neumora to accelerate Regulatory Approval of a product of Neumora other than a Licensed Product or upon sale to any third party.

Article 4

DILIGENCE

4.1 Diligent Efforts. Neumora, acting itself and/or through its Affiliates or Sublicensees, shall use Commercially Reasonable Efforts to develop and commercialize at least one Licensed Product during the Term.

4.2 Diligence Milestones. Neumora, acting itself and/or through its Sublicensees, shall achieve the following diligence milestones (the “Diligence Milestones”) by the dates set forth below (the “Diligence Milestone Dates”), subject to Paragraph 4.4:

(A) [***]; and

(B) [***].

[***].

4.3 Diligence Reporting. Throughout the course of development and commercialization of Licensed Products by Neumora and/or its Sublicensees, Neumora shall provide Vanderbilt with reasonably detailed confidential periodic summary reports evidencing its efforts in, progress made, and future plans for, its development and commercialization of Licensed Products, on a Licensed Product-by-Licensed Product basis in accordance with Paragraph 5.3.

4.4 Diligence Failure. In the event that Neumora fails to achieve a Diligence Milestone by the corresponding Diligence Milestone Date, Neumora shall notify Vanderbilt in writing at least [***] in advance such date. To the extent timely notified of such failure, then:

(A) Neumora shall provide Vanderbilt with evidence of the existence of reasonable, good faith technical or scientific justification for such failure prior to the corresponding Diligence Milestone Date, and a reasonable, detailed written plan for achieving such Diligence Milestone (including through a backup Licensed Product, as applicable) (a “Plan”) as soon as practicable; and

(B) to the extent that such justification and Plan [***], and so long as Neumora is in compliance with paragraph 4.1 above, the Parties will [***] adjust the Diligence Milestone Date to take into consideration the reason for such failure, upon reasonable reliance of Neumora’s Plan.

The Parties acknowledge that the following constitutes a [***] a Diligence Milestone, to the extent outside the control of Neumora: [***].

For clarity, if Neumora fails to achieve a Diligence Milestone by the corresponding Diligence Milestone Date, and then fails to timely provide the justification for such failure and the Plan for achieving such Diligence Milestone required in Paragraph 4.4(A) above that are [***] in accordance with this Paragraph 4.4 above, Vanderbilt shall have the right, but not the obligation, to terminate this Agreement in accordance with Paragraph 7.3.

Article 5

RECORDS, REPORTS AND PAYMENTS

5.1 Record Accounting. Neumora shall keep complete and accurate books of account containing all particulars that may be necessary for the purpose of determining the amounts payable to Vanderbilt by Neumora hereunder, and for otherwise verifying compliance hereunder. Such books of account shall be kept at Neumora’s principal place of business, and shall be maintained for at least [***] following the end of the reporting period to which they pertain. For the purpose of verifying Neumora’s compliance with this Agreement, Vanderbilt or its agents or representatives shall have the right to conduct an audit of Neumora’s business activities relating to this Agreement through an independent auditor reasonably acceptable to Neumora. Such examinations shall be made during reasonable business hours, and not more than [***] during each Calendar Year. Neumora shall also cause Sublicensees to keep such complete and accurate records and to provide Neumora with a comparable right of audit, and Vanderbilt’s independent auditor shall be permitted to examine and copy all written and electronic documentation deemed necessary to determine the completeness and correctness of all reports and payments due under this Agreement. Neumora, through an independent auditor, shall audit such Sublicensees upon the reasonable request of Vanderbilt and such auditor shall provide a report of all findings to Vanderbilt. Should any of the foregoing examinations reveal an underpayment, then Neumora shall promptly pay to Vanderbilt the underpaid amount, plus interest (as provided for in Paragraph 5.5.4). Should any of the foregoing examinations reveal an overpayment, then Neumora shall have the right to deduct the amount of such overpayment from amounts subsequently payable under this Agreement to Vanderbilt. The foregoing audits shall be conducted at Vanderbilt’s expense, including accountant’s fees and expenses; provided that, if such underpayment exceeds [***] of the amount paid by Neumora to Vanderbilt for any Calendar Year examined, then Neumora shall bear the cost of such audit, including accountant’s fees and expenses, and shall promptly reimburse Vanderbilt for all such costs. Any audit results shall be deemed Confidential Information of Neumora hereunder and shall be subject to the confidentiality provisions contained in Article 8.

5.2 Quarterly Reports. Within [***] after the end of each calendar quarter, starting with the first calendar quarter in which Neumora made its First Commercial Sale of a Licensed Product, Neumora shall deliver to Vanderbilt a complete and accurate report for that quarter in the form specified in Appendix D. Such report shall be certified by an officer or director of Neumora as complete and accurate. For purposes of calculating royalties, and reporting under this Paragraph 5.2, Net Sales shall be deemed to occur on the date of billing for a Licensed Product. For a Licensed Product for which Neumora or Sublicensee does not bill, Net Sales shall be deemed to have occurred on the earliest of the date of the sale, use, performance or importing of the Licensed Product, but royalty on such Net Sales shall be due with the report for the quarter in which payment is received.

5.3 Diligence Reports. Neumora shall deliver [***], a report containing an update on Neumora’s progress towards achieving the Diligence Milestones, including a summary of [***] development of Licensed Products, results from preclinical or clinical studies, and other steps necessary under the Commercialization Plan. Such reports shall be deemed Confidential Information of Neumora hereunder and shall be subject to the confidentiality provisions contained in Article 8.

5.4 Notification of Transaction. Neumora shall notify Vanderbilt within [***] after the occurrence of any of the following events: (a) a merger or consolidation of Neumora, (b) a transaction or series of related transactions in which a third party, together with its Affiliates, becomes the beneficial owner of fifty percent (50%) or more of the combined voting power of the outstanding securities of Neumora, or (c) the sale or other transfer to a third party of all or substantially all of Neumora’s assets.

5.5 Payments

5.5.1 Neumora shall pay to Vanderbilt the royalties (Paragraph 3.2), milestone payments (Paragraph 3.3), and sublicensing payments (Paragraph 3.4) accruing during each calendar quarter with the corresponding report under Paragraph 5.2 for that quarter.

5.5.2 Time is of the essence with respect to all payments due under this Agreement, and the Parties agree that the value of the payments due under this Agreement is acceptable as appropriate consideration only if such payments are received in full as provided for herein. Payments shall be paid in United States Dollars in such place as Vanderbilt may reasonably designate consistent with the laws and regulations controlling in any foreign country. If any currency conversion is required in connection with the payment of royalties hereunder, such conversion shall be made by using the average rate of exchange during the calendar quarter during which such payments accrued, as determined by reference to the currency exchange rates quoted by [***]. Neumora shall bear all transfer fees in connection with payment.

5.5.3 The Issue Fee shall be due within [***] after receipt of the invoice for the Issue Fee under Paragraph 5.5.6, and if such payment is not timely received, this Agreement shall automatically be null, void and without effect. Except as otherwise provided herein, all other payments shall be made within [***] after the end of the calendar quarter in which they became due and payable to Vanderbilt.

5.5.4 Any amounts payable to Vanderbilt and overdue hereunder shall bear simple interest at the lesser of the rate of [***] per month, or the maximum allowed by law.

5.5.5 All payments under this Agreement will be made without any deduction or withholding for or on account of any tax, except as expressly permitted in this Agreement. If any income or other taxes, withholdings or other deductions are required by applicable law to be withheld or deducted from any of the payments made by or on behalf of Neumora hereunder (“Withholding Taxes”), Neumora will pay such Withholding Taxes to the proper taxing authority and, if available, evidence of such payment will be secured and sent to Vanderbilt within [***] of such payment. In the case of any Withholding Taxes imposed with respect to any payment hereunder, [***].

5.5.6 Invoicing. Except for payments addressed in Paragraph 5.5.1, Vanderbilt will provide Neumora with an invoice for each payment due under this Agreement within [***] prior to the payment date. Each invoice must identify this Agreement and shall be sent to the following email address: [***]. Neumora will pay all invoices within [***] of receipt.

5.6 Small Entity Status. At any time during the Term, in the event Neumora no longer qualifies as a “small entity” (as defined in 37 C.F.R. 1.27), or Neumora sublicenses any licensed rights to a Sublicensee that is not a “small entity,” or at some point a Sublicensee does not qualify as a “small entity,” Neumora shall then promptly notify Vanderbilt of same.

Article 6

PATENT PROSECUTION AND ENFORCEMENT

6.1 Patent Prosecution.

6.1.1 Vanderbilt and Neumora shall share responsibility for the Prosecution of the Licensed Patents. The Parties shall choose mutually agreeable patent counsel for Prosecution of the Licensed Patents (“Patent Counsel”), subject to the following terms and conditions:

(i)	[***],

(ii)	[***], and

(iii)	[***].

Neumora shall be principally responsible for communication with and providing instructions to Patent Counsel, subject to Paragraph 6.1.4. Patent Counsel shall keep both Parties informed of all Prosecution, and copy both Vanderbilt and Neumora on all correspondence with the U.S. Patent and Trademark Office and equivalent foreign patent authorities, including copies of responses to all office actions and official notifications, related to the Licensed Patents. Neumora shall cooperate with Vanderbilt to ensure that each Licensed Patent reflects and will reflect, to the extent practicable and to the best of Neumora’s knowledge, all items of commercial interest to Neumora.

6.1.2 All non-public information exchanged between the Parties or between Patent Counsel and either Party regarding Prosecution of the Licensed Patents, and all shared information regarding analyses or opinions of third party intellectual property, will be deemed Confidential Information of the disclosing Party, whether or not identified or marked as “Confidential.” Each of the Parties hereby agrees that it shall instruct Patent Counsel that all such correspondence between a single Party and Patent Counsel shall be made available by such Patent Counsel, in confidence, to each of the Parties, contemporaneously with such correspondence or as soon as possible thereafter. In addition, the Parties acknowledge and agree that, with regard to such activities, the interests of the Parties as licensor and licensee are to obtain the strongest and broadest patent protection possible, and as such, are aligned and are legal in nature. The Parties agree and acknowledge that they have not waived, and nothing in this Agreement constitutes a waiver of, any legal privilege concerning the Licensed Patents or the Confidential Information, including privilege under the common interest doctrine.

6.1.3 Unless mutually agreed by the Parties, Neumora will take all reasonable Prosecution actions to seek and maintain Licensed Patents that [***]. If Neumora reasonably believe a patent family does not [***], Neumora may elect to abandon patent protection in any of the foregoing jurisdictions and Vanderbilt at its sole discretion and expense, pursue such action as set forth in Paragraph 6.1.4(iii).

6.1.4 Vanderbilt and Neumora must concur with any instructions given to Patent Counsel regarding Prosecution of the Licensed Patents. Such concurrence shall not be unreasonably withheld, delayed, or conditioned. Should the Parties be unable to reach agreement on such instructions to Patent Counsel, the Parties hereby agree to the following paradigm for resolving such disagreement:

(i)

Should Neumora desire to take Prosecution actions that would expand the scope of rights sought, seek patent protection in jurisdictions where Vanderbilt has no desire, add dependent claims to cover specific Licensed Products, or seek formal allowance of subject matter that the patent examiner of record in any relevant country has indicated is allowable, Patent Counsel shall be so instructed;

(ii)

Should Vanderbilt desire to take Prosecution actions that would expand the scope of rights sought or seek patent protection in jurisdictions in which Neumora is not then seeking patent protection (other than those jurisdictions set forth in Paragraph 6.1.3, where Neumora is seeking patent protection) where Neumora has no such desire, Vanderbilt may, at its sole discretion and expense, pursue such action as set forth in Paragraph 6.1.4(iii); and

(iii)

Should Vanderbilt elect to take Prosecution actions that would seek patent protection in jurisdictions where Neumora has no such desire in jurisdictions as set forth in Paragraph 6.1.4(ii), Vanderbilt may, at its sole option and expense, elect to take Prosecution actions that would seek patent protection of such Licensed Patents in such jurisdictions; provided that, from and after such election by Vanderbilt to pursue such Prosecution of such Licensed Patents in such jurisdictions shall thereupon cease to be a Licensed Patent hereunder and Neumora shall have no further rights to such Licensed Patents in such jurisdiction.

6.2 Patent Reimbursements.

6.2.1 Past Patenting Costs. For any Improvement Patent, [***], if any, incurred by [***] for such Improvement Patent prior to such Improvement Patent being included as a Licensed Patent as set forth in the SRA.

6.2.2 Ongoing Patenting Costs. For clarity, [***] shall bear ongoing Patenting Costs with respect to Licensed Patents after the Effective Date pursuant to Paragraph 6.1.1(iii).

6.3 Notice of Alleged Infringement.

6.3.1 If either Party believes that a Licensed Patent is being, or has been, infringed by a third party, such Party shall promptly, and before communicating with such third party about the alleged infringement, notify the other Party of such belief.

6.3.2 Each Party shall promptly notify the other if it becomes aware that any legal proceedings are commenced or threatened, or any claims or allegations are made, against either Party or any purchaser of a Licensed Product sold by Neumora on the ground that the manufacture, use, sale, possession or import of the Licensed Product is an infringement of a third party’s patent or other intellectual property rights (an “Infringement Dispute”).

6.4 Infringement of Licensed Patents. Provided Neumora is not then alleged, pursuant to dispute resolution under Article 9, to be in material breach of this Agreement and Neumora remains the exclusive licensee of the Licensed Patents in the Field, Neumora (as between Neumora and Vanderbilt) shall have the first right to bring an action against an infringer of the Licensed Patents in the Field[***]. Notwithstanding anything to the contrary in this Agreement, such right may be exercised through Sublicensees or Affiliates. Neumora shall notify Vanderbilt of its intent to exercise that right within [***] after Neumora becomes aware of the alleged infringement. Prior to commencing any such action, Neumora shall consult with Vanderbilt and shall consider the views of Vanderbilt regarding the advisability of the proposed action and its effect on the public interest. If Neumora exercises its right to bring an infringement action against the alleged infringer, Neumora shall be obligated to defend any cross claim or counterclaim or action for declaratory judgment related to the Licensed Patents or Licensed Product. Vanderbilt will cooperate in such action as reasonably requested by Neumora, at Neumora’s sole expense. If Vanderbilt is legally required to be named as a party to such action for standing or other purposes, Neumora may join Vanderbilt to such action in name only, provided that Vanderbilt shall not be the first named party in such action and that [***]. [***]. In the event that Neumora does not timely notify Vanderbilt of its intent to bring or pursue an infringement action against an alleged infringer, or in the event Neumora gives such notice but does not bring suit or stop the infringement within a reasonable time, but no longer than [***], after Neumora first becomes aware of the basis for such action, Vanderbilt shall have the right (but not the obligation) to do so [***], and to [***]. In such instances, Neumora will cooperate as requested by Vanderbilt, and [***].

6.5 Progress and Disposition of Infringement Actions. Neumora shall keep Vanderbilt reasonably informed of the status and progress of any action brought under Paragraph 6.4 or any Infringement Dispute (as defined in Paragraph 6.3.2), Neumora agrees that it will not settle, compromise, voluntarily dispose of or fail to defend any action brought under Paragraph 6.4 or any Infringement Dispute without the prior written consent of Vanderbilt, which consent shall not be unreasonably withheld, delayed, or conditioned, so long as such disposition is not an admission of fault on the part of, does not create an obligation for or have an adverse effect on, Vanderbilt and its Representatives. Any damages, award, settlement or other recovery received by Neumora (including statutory damages, compensatory damages, lost profits damages, exemplary damages, increased damages, and awards of costs and attorney’s fees) to the extent attributable to the Licensed Patents, shall first be applied to the [***]. The remaining balance of such damages (to the extent attributable to the Licensed Patents) shall be [***].

6.6 Licensed Patent Challenges. In the event that Neumora or a Sublicensee or any of their Affiliates directly or indirectly brings, or assists in bringing, a Patent Challenge, then (a) Neumora shall provide Vanderbilt with at least [***] notice prior to taking any such action; (b) [***]; (c) the exclusive licenses granted herein above shall, as of the date of initiation of said challenge or opposition, automatically convert to a non-exclusive license for the remainder of the Term, and Vanderbilt shall have the right to grant licenses under the Licensed Patents in the Field to third parties, subject to the then-existing non-exclusive license provided herein; (d) [***]; and (e) at any time after the Patent Challenge is brought, Vanderbilt may, at its option, terminate this Agreement according to Paragraph 7.3; provided that if any of subsections (a)-(e) is held invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect any of the other said subsections. Notwithstanding any other provision of this Agreement, Neumora shall not have the right to assume or participate in the defense, settlement or other disposition of such Patent Challenge. The Parties agree any challenge or opposition to a Licensed Patent by Neumora may be detrimental to Vanderbilt, and that the above provisions shall constitute reasonable liquidated damages to reasonably compensate Vanderbilt for any loss it may incur as a result of Neumora taking such action. Notwithstanding anything to the contrary in the foregoing, if a Sublicensee brings, or assists in bringing, a Patent Challenge under which such Sublicensee is sublicensed rights to Licensed Patents, and Neumora terminates such Sublicense or causes such Sublicensee to drop such Patent Challenge, then this Paragraph 6.6 above will not apply or be effective with respect to such Patent Challenge.

6.7 Patent Extensions. Neumora and Vanderbilt agree that the Licensed Patents shall be extended by all means provided by law or regulation, including extensions provided under United States law at 35 U.S.C. §§154(b) and 156 or under equivalent legislation throughout the world including supplementary protection certificates in the EU. The Parties hereby agree to provide each other and counsel with all necessary assistance in securing such extensions, including providing all information regarding applications for Regulatory Approval, approvals granted, and the timing of same. Neumora acknowledges that extensions under 35 U.S.C. §156 must be applied for within [***] of the date that a Licensed Product receives permission under the provision of law under which the applicable regulatory review period occurred for commercial marketing or use.

Article 7

DURATION AND TERMINATION

7.1 Term. The term of this Agreement shall commence on the Effective Date and shall continue, on a country-by-country basis, until the expiration of the last to expire Royalty Term in each country, unless sooner terminated in accordance with the provisions herein (the “Term”). Upon the expiration of the Term with respect to a Licensed Product in a country, the rights granted under Article 2 to make, use, offer to sell, sell and import such Licensed Product in such country will become fully paid-up and perpetual.

7.2 Bankruptcy. If Neumora files a petition in bankruptcy, or is placed in the hands of a receiver, assignee, or trustee for the benefit of creditors, whether by the voluntary act of Neumora or otherwise, inasmuch as permitted under applicable and prevailing law Vanderbilt shall have the right to terminate the entirety of the rights, privileges and licenses granted hereunder within [***] from the mailing of such notice.

7.3 Vanderbilt Termination. If Neumora (i) fails to make an undisputed payment to Vanderbilt of royalties, Patenting Costs under Paragraph 6.1.1, or any other payment in accordance with the terms of this Agreement, (ii) breaches or defaults on its obligations under Article 4 (Diligence), subject to Paragraph 4.4, or (iii) breaches or defaults on any other material term of this Agreement, Vanderbilt shall have the right to serve notice upon Neumora of Vanderbilt’s intention to terminate the entirety of the rights, privileges and licenses granted hereunder within sixty (60) days from the delivery of such notice. If Neumora does not timely pay all such overdue amounts to Vanderbilt, or, as applicable, if Neumora fails to reasonably cure such breach or default and to timely provide Vanderbilt with reasonably acceptable written evidence of such cure, then this Agreement may be immediately terminated upon notice by Vanderbilt at any time after said sixty (60) day period by notice to Neumora, subject to the exceptions set forth in this Paragraph below. Such termination shall be effective as of the date of delivery of said termination notice.

If Neumora disputes the grounds for such termination by providing written notice of such dispute to Vanderbilt prior to the effective date of said termination, the cure period shall automatically extend by an additional [***] (the “Dispute Resolution Extension”) to provide the Parties the opportunity to negotiate a resolution to such dispute. Should the Parties fail to resolve said dispute during the Dispute Resolution Extension, Neumora shall have the right to seek resolution of the dispute in accordance with Article 9. In the event Neumora files a claim in accordance with Article 9 prior to expiration of the Dispute Resolution Extension, Vanderbilt will not have the right to terminate this Agreement in accordance with this Paragraph 7.3 unless and until it has been determined in accordance with Article 9 that this Agreement was materially breached by Neumora and Neumora failed to cure such breach within the applicable cure period. During the pendency of such dispute resolution, all terms and conditions of this Agreement will remain in effect and the Parties will continue to perform all of their respective obligations hereunder.

7.4 Neumora Termination. Neumora shall have the right to terminate this Agreement at any time by providing Vanderbilt with ninety (90) days advance notice, stating the reason for such termination. Upon the effective date of such termination, Vanderbilt shall be free to license the Licensed Intellectual Property to third parties, without any further obligation to Neumora whatsoever.

7.5 Disposition of Neumora Developments. In the event this Agreement is terminated, Vanderbilt’s financial interest in and to the Licensed Patents may be harmed, due to lost patent term and other factors. Therefore, in the event of termination of this Agreement prior to expiration of the Term, Neumora agrees to discuss in good faith the following with Vanderbilt, including reasonable compensation to Neumora, including reimbursement for Neumora’s investment in the development of the Licensed Products:

7.5.1 [***];

7.5.2 [***]; and

7.5.3 [***].

7.6 Continued Obligations. Except to the extent otherwise set forth in Paragraph 7.7, upon the effective date of termination of this Agreement pursuant to Paragraph 7.2, 7.3, or 7.4, (i) all rights and licenses granted to Neumora under the terms of this Agreement will terminate and nothing herein shall be construed to release either Party from any obligation that matured prior to the effective date of such termination; (ii) all Confidential Information of the other Party shall be promptly returned or destroyed, at the disclosing Party’s election; (iii) Neumora shall cease all production and sale of Licensed Product; (iv) final reports in accordance with Paragraph 4.3 and Article 5 (Records, Reports and Payments) shall be submitted to Vanderbilt; and (v) all royalties and other payments, including any unreimbursed patent costs under Paragraph 6.2.1, accrued or due to Vanderbilt as of the termination date shall become immediately payable. Notwithstanding the foregoing sentence, after the effective date of termination of this Agreement, unless for breach by Neumora (including breach due to a lapse of coverage as described in Paragraph 10.4), Neumora and its Sublicensees may, for a period of [***], sell all Licensed Products existing at the time of such termination, and complete Licensed Products in the process of manufacture at the time of such termination and sell the same, provided that Neumora shall comply with, and cause its Sublicensees to comply with, all of the terms of this Agreement, including, (a) Neumora shall pay to Vanderbilt the running royalties and other payments as required hereinabove including Article 3 (Financial Considerations), (b) insurance required hereunder shall be in effect, as described in Paragraphs 10.2 through 10.5, and (c) Neumora shall submit the reports required by Paragraph 5.2.

7.7 Effect on Sublicenses. Upon termination of this Agreement for any reason, Neumora shall promptly notify its Sublicensees of such termination. Upon notice by Vanderbilt of its intent to terminate (or, if notice is not required, upon termination) this Agreement, Neumora shall no longer have the authority to grant further Sublicenses. Any rights previously granted by Neumora under any Sublicense hereunder will be automatically revoked [***] following the effective date of termination of this Agreement. Notwithstanding anything to the contrary in the foregoing, if a Sublicensee is not in default under the Sublicense and if the Sublicense is in conformity with this Agreement, such Sublicensee shall have the right, at its election, to become a direct licensee of Vanderbilt under the Licensed Intellectual Property on the same terms and conditions (including financial terms) of this Agreement (with license terms relating to the field and territory modified as reasonably necessary to be consistent with the rights sublicensed to such Sublicensee by Neumora). Notwithstanding the foregoing, under no circumstances shall Vanderbilt be obligated to accept terms in such direct license with the Sublicensee that are economically less favorable to Vanderbilt than set forth in this Agreement and in no event shall Vanderbilt be obligated in any manner that it was not to Neumora hereunder and that the terms of such license agreement shall not impose any representations, warranties, expenses or liabilities on Vanderbilt that are not included in this Agreement. If any Sublicensee desires to enter into such a license agreement, it shall be wholly the responsibility of that Sublicensee to notify Vanderbilt of such desire within [***] after the effective date of termination of this Agreement.

7.8 Survival. Rights and obligations that by their nature prescribe continuing rights and obligations shall survive the termination or expiration of this Agreement. Without limiting the generality of the foregoing, the following provisions of this Agreement, and the defined terms and provisions used or referenced therein, shall survive termination of this Agreement: Article 1, Paragraph 2.7, Paragraph 3.2, Paragraph 3.5, Paragraph 5.1, Paragraph 7.5, Paragraph 7.6, Paragraph 7.7, Article 8 (Confidentiality) (for the period set forth in Paragraph 8.1), Article 9 (Dispute Resolution), Article 10 (Indemnification and Insurance) (for the period set forth in Paragraph 10.3), Article 11 (Disclaimers), Paragraph 12.3 (Export Control), Article 13 (Non-Use

of Names and Publicity), Article 14 (Assignment), and Article 15 (Miscellaneous).

Article 8

CONFIDENTIALITY

8.1 Confidential Information. During the Term and for a period of [***] thereafter, the Parties agree that all Confidential Information shall be maintained in confidence by the receiving Party and shall not be disclosed by the receiving Party to any third parties unless agreed to in writing by the Party providing the information; nor shall any such Confidential Information be used by the receiving Party for any purpose other than those contemplated by this Agreement; except, however, the Parties agree that nothing herein will be construed to prevent (i) the Parties from providing information about this Agreement and amounts paid as part of other routinely prepared summary documents, (ii) Vanderbilt from reporting consideration received hereunder to the Inventors and to the Government, as required, or de-identified raw terms as part of a larger database, (iii) the Parties from providing information that is required to be disclosed by law, regulation or judicial order, (iv) Neumora from providing Confidential Information to a governmental agency for purposes of developing, manufacturing, or commercializing Licensed Products, including obtaining approval to test or market Licensed Products, (v) each of the Parties from disclosing Confidential Information to a patent office for the purposes of Prosecuting the Licensed Patents as permitted in this Agreement, (vi) each of the Parties from exercising its rights granted to it under this Agreement or its retained rights, or (vii) Neumora from disclosing Confidential Information to Affiliates, potential or actual acquirers, merger partners, licensees, external advisors, Sublicensees, assignees, subcontractors, licensors, investment bankers, investors, lenders, venture capital firms, investment bankers, or other potential financial partners, and their and Neumora’s respective directors, employees, contractors and agents; provided that such third party or person or entity in this Paragraph 8.1(vii) are bound by confidentiality and non-use obligations with respect thereto.

8.2 Security. Neumora and Vanderbilt agree that the confidentiality obligations hereunder shall require that each Party use those security and confidentiality procedures and practices as each would use for its own confidential records, but in no event procedures and practices that amount to less than reasonable care appropriate to each respective entity.

8.3 Publication. At least [***] prior to publishing, publicly presenting, or submitting for written or oral publication a manuscript, abstract or the like relating to any Licensed Product, [***], or arising from the SRA that has not been previously published, Vanderbilt shall provide to Neumora a draft copy thereof for its review. Vanderbilt shall consider in good faith any comments provided by Neumora during such [***]. The review period may be extended for an additional [***] if Neumora reasonably requests such extension including for the preparation and filing of patent applications. In addition, Vanderbilt shall, at Neumora’s reasonable request, remove therefrom any Confidential Information disclosed to Vanderbilt by Neumora. Notwithstanding anything to the contrary herein, the contribution of each Party shall be noted in all publications or presentations by acknowledgment or co-authorship, whichever is appropriate.

Article 9

DISPUTE RESOLUTION

9.1 Law to Govern. This Agreement, and all disputes arising out of or related to this Agreement, shall be subject to and construed and enforced in accordance with the laws of the State of New York without regard to its conflict of laws principles, except that questions affecting the construction and effect of any patent or patent application shall be determined by the law of the jurisdiction in which the patent has issued or would issue.

9.2 Venue. Each Party (a) irrevocably submits to the exclusive jurisdiction of the United States District Courts for the Southern District of New York or a local state court sitting in Manhattan, New York (collectively, the “Courts”) for purposes of any action, suit or other proceeding relating to or arising out of this Agreement and (b) agrees not to raise any objection at any time to the laying or maintaining of the venue of any such action, suit or proceeding in any of the Courts, irrevocably waives any claim that such action, suit or other proceeding has been brought in an inconvenient forum and further irrevocably waives the right to object, with respect to such action, suit or other proceeding, that such Court does not have any jurisdiction over such Party. In the event of any controversy, claim or counterclaim arising out of or relating to this Agreement, either Party may effect service of process by providing a complaint and/or summons or other court filing to the other Party pursuant to Paragraph 15.1. Any defenses based on adequacy of service of process, other than breach of Paragraph 15.1, are waived.

9.3 Performance to Continue. Each Party shall continue to perform its undisputed obligations under this Agreement pending final resolution of any dispute arising out of or relating to this Agreement.

9.4 Statute of Limitations. The Parties agree that all applicable statutes of limitation and time-based defenses (such as estoppel and laches) shall be tolled pending final resolution of any dispute arising out of or relating to this Agreement. The Parties shall cooperate in taking any actions necessary to achieve this result.

Article 10

INDEMNIFICATION AND INSURANCE

10.1 Indemnification. The Parties acknowledge that Neumora, either itself or through the actions of its Affiliates or Sublicensees, shall be fully responsible for the quality, safety and operability of all Licensed Products, and shall have sole control over, and responsibility for, the development, design, testing, promotion, marketing, sales, and other activities directed to the commercialization of Licensed Products. Neumora acknowledges that the technology embodied in the rights licensed hereunder is experimental and agrees to take all reasonable precautions to prevent death, personal injury, illness and property damage. Neumora shall obtain and maintain product liability and general liability insurance which is sufficient to meaningfully protect Vanderbilt as required by this Article, and shall require each of its Sublicensees to have such insurance or, if such Sublicensee has a market capitalization of greater than [***], to maintain a program of self-insurance, in accordance with Paragraph 10.2.

10.1.1 Neumora shall indemnify, defend and hold harmless Vanderbilt and its Representatives (collectively, the “Indemnitees”) against any liability, obligation, damage, loss, adverse impact or expense (including reasonable attorney’s fees and expense of litigation) (“Losses”) incurred by or imposed upon the Indemnitees or any one of them in connection with any third party claims, suits, actions, allegations, assertions, investigations, demands or judgments (“Claims”) arising out of or related to: Neumora’s and its Affiliates’ exercise of any rights granted under this Agreement; Neumora’s breach of this Agreement; Neumora’s or its Affiliates’ development or commercialization of any Licensed Product in the Field, under any theory of law (including actions in the form of tort, warranty or strict liability); infringement of a third party’s rights by Neumora’s or its Affiliates’ sale of a Licensed Product; or any declaratory judgment action or other Claim related to Licensed Patents Prosecuted by or on behalf of Neumora or its Affiliates in the Field, including their validity, enforceability, non-infringement or scope, except, in each case, to the extent such Claims arise out of or relate to Vanderbilt’s gross negligence, willful misconduct, or breach of this Agreement.

10.1.2 Vanderbilt shall give prompt notice to Neumora of the commencement of any action, suit or proceeding for which indemnification may be sought, provided that failure to do so shall not affect the rights of the Indemnitees unless, and then only to the extent that, such delay or failure is prejudicial to or otherwise adversely affects Neumora. Neumora agrees, at its own expense, to provide attorneys reasonably acceptable to Vanderbilt to defend against any Claims brought or filed against any party indemnified hereunder with respect to the subject of indemnity contained herein, whether or not such Claims are rightfully brought; provided, however, that Vanderbilt shall be entitled to participate in any such action, suit or proceeding with counsel of its own choice, but at its own expense. If Neumora fails to assume the defense within a reasonable time, Vanderbilt may assume such defense and the reasonable fees and expenses of its attorneys and any Losses will be covered by the indemnity provided for in this Paragraph 10.1. Any Indemnitee shall have the right to retain its own counsel, at the expense of Neumora, if representation of such Indemnitee by the counsel retained by Neumora would be inappropriate because of actual or potential differences in the interests of such Indemnitee and any other party represented by such counsel. The Indemnitees shall cooperate in such defense as reasonably requested by Neumora, at Neumora’s sole expense. Neumora agrees to keep Vanderbilt informed of the progress in the defense and disposition of such claim and to consult with Vanderbilt with regard to any proposed settlement. Neumora agrees that it will not settle, compromise, voluntarily dispose of or fail to defend any such action (including any cross claim, counterclaim or declaratory judgment action) without the prior written consent of Vanderbilt, not to be unreasonably withheld, delayed, or conditioned.

10.2 Insurance. Neither Neumora nor any Sublicensee shall make, use, import, offer to sell or sell any Licensed Product, or engage in any other act involving any Licensed Product or the Licensed Patents, if such act would create risk of a claim against the Indemnitees for personal injury or property damage, unless Neumora shall have first provided Vanderbilt with certificates of insurance, to be updated yearly, proving that Neumora and/or Sublicensees have in force, during the Term, appropriate and customary policies of: (i) [***] and (ii) [***]; or, if their market capitalization is greater than [***], maintain a sufficient program of self-insurance consistent with this Paragraph 10.2 and provide a letter stating that it is maintaining such a program. Such product liability insurance shall cover each Licensed Product with total limits of not less than:

(1)	[***].
(2)	[***].
(3)	[***].

Such [***] policies shall be obtained within [***] of the Effective Date, and such [***] policies shall be deemed primary; and the insurance of Vanderbilt will be excess and non-contributory and name Vanderbilt as an additional insured party with respect to the sale or other dispensation of Licensed Products. Neumora’s insurance carrier for such policies will waive all subrogation rights against Indemnitees. Upon request, Neumora shall provide to Vanderbilt a certificate of insurance, proving that Neumora and/or Sublicensees have such policies in force or maintain a sufficient program of self-insurance consistent with this Paragraph 10.2.

10.3 Term of Insurance. Neumora agrees that the above-described liability insurance policies or program of self-insurance shall be continuously maintained in force for so long as this Agreement remains in effect, and such policy will provide coverage for all liabilities that may arise due to the actions of Neumora or its Sublicensees, or the manufacture, use or sale of Licensed Products, irrespective of whether such liability may occur or be claimed for a period of up to [***] after termination hereof. Neither Neumora nor any third party shall terminate, reduce the face value of, or otherwise materially modify such insurance coverage while such policy is in effect, unless equal or greater coverage is first provided under another policy in compliance with the foregoing provisions and without any gap in coverage.

10.4 Lapse of Coverage. In the event Neumora (including through a Sublicensee in the applicable sublicensed territory) or any other party acting under the authority of Neumora fails to obtain the insurance required hereunder, or if the insurance lapses or is cancelled, unless Neumora or the applicable Sublicensee is then maintaining a program of self-insurance, and such failure or lapse is not cured within [***], this Agreement and the licenses granted to Neumora shall immediately and automatically terminate effective as of the date of the lapse of insurance coverage. A termination occurring under this Paragraph shall occur and become effective for the applicable territory at the time such insurance coverage ends or becomes required and is not obtained, and Neumora and its Sublicensees shall then have no right to complete production and sale of Licensed Products in such territory under Paragraph 7.5. Nothing herein shall be construed to release either Party from any obligation that matured prior to the effective date of such termination. For the avoidance of doubt, in the event of such reinstatement, royalties shall be owed on any Licensed Products sold during the period of lapse or cancellation.

10.5 Sublicensee Insurance. Neumora shall insert this Indemnification and Insurance Article in any Sublicense, with the name of such Sublicensee substituted for the name of Neumora therein, and name Vanderbilt as an additional insured party for the sale or other dispensation of such Licensed Products.

Article 11

REPRESENTATIONS AND WARRANTIES; DISCLAIMERS

11.1 Representations and Warranties.

11.1.1 Each Party represents and warrants to the other Party that it has the full right and authority to enter into and perform this Agreement and that it is not aware of any impediment that would inhibit its ability to perform the terms and conditions imposed on it by this Agreement.

11.1.2 Vanderbilt represents, warrants, and covenants that: (i) as of the Effective Date, it is entitled to grant the rights and licenses granted to Neumora under this Agreement, and is not currently bound by any agreement with any third party, or by any outstanding order, judgment, or decree of any court or administrative agency, that restricts it in any way from granting to Neumora the rights and licenses as set forth in this Agreement, and no third party has any rights to any of the Licensed Intellectual Property [***]; (ii) it has not granted as of the Effective Date any right, option, license or interest in or to any of the Licensed Intellectual Property that is in conflict with the rights or licenses granted to Neumora under this Agreement; (iii) as of the Effective Date it has not granted, or permitted to be attached, any lien, security interest, or other encumbrance with respect to the Licensed Intellectual Property, [***]; and (iv) it will not do any of the foregoing (as set forth in subsections (ii) and (iii)) during the Term, except, with respect to subsection (iii) above, as permitted pursuant to the retained rights set forth in Paragraph 2.6(i)(b) and (d).

11.2 DISCLAIMERS. Neumora acknowledges and agrees that all rights licensed by Vanderbilt hereunder are licensed “as is” and without any representation, indemnification or warranty with respect to possible infringement of third party rights. Nothing in this Agreement shall be construed as (i) a warranty or representation by Vanderbilt as to the validity or scope of any Licensed Intellectual Property; (ii) a warranty or representation that anything made, used, imported, developed, promoted, offered for sale, sold, or otherwise disposed of under any license granted in this Agreement does not or will not infringe patents, trade secrets or other proprietary rights; (iii) a representation or warranty of operability or that development of a commercial product is possible; (iv) an obligation to bring or prosecute actions or suits against third parties for infringement; (v) conferring the right to use in advertising, publicity or otherwise any trademark, trade name, or names, or any contraction, abbreviation, simulation or adaptation thereof of Neumora or Vanderbilt; (vi) conferring by implication, estoppel or otherwise any license or rights under any patents of Vanderbilt other than the Licensed Patents regardless of whether such patents are dominant or subordinate to any Licensed Patents; and (vii) any other representations or warranties, either express or implied, unless specified in this Agreement. Except as expressly provided herein, the furnishing of Confidential Information by Vanderbilt shall not be interpreted to convey any grant of rights, titles, interests, options or licenses to Neumora under any of the Licensed Intellectual Property or other rights. VANDERBILT DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES NOT EXPRESSLY STATED IN THIS ARTICLE, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE, WITH RESPECT TO THE LICENSED INTELLECTUAL PROPERTY OR ANY LICENSED PRODUCTS, AND INCLUDING WARRANTIES WITH RESPECT TO THE SCOPE, VALIDITY OR ENFORCEABILITY OF ANY OF THE LICENSED PATENTS, THAT ANY PATENT WILL ISSUE BASED UPON ANY OF THE PENDING APPLICATIONS INCLUDED IN THE LICENSED INTELLECTUAL PROPERTY, OR THAT THE USE OF ANY OF THE LICENSED PATENTS WILL NOT INFRINGE OTHER INTELLECTUAL PROPERTY RIGHTS. IN NO EVENT WILL VANDERBILT, OR THE VANDERBILT INDEMNITEES, BE LIABLE FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES OF ANY KIND, LOST PROFITS, COSTS OF PROCURING SUBSTITUTE GOODS OR SERVICES, LOST BUSINESS, ENHANCED DAMAGES FOR INTELLECTUAL PROPERTY INFRINGEMENT OR PUNITIVE DAMAGES, WHETHER GROUNDED IN TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, CONTRACT OR OTHERWISE, REGARDLESS OF WHETHER VANDERBILT IS ADVISED, HAS REASON TO KNOW, OR IN FACT KNOWS OF THE POSSIBILITY OF SUCH DAMAGES. VANDERBILT WILL HAVE NO RESPONSIBILITIES OR LIABILITIES WHATSOEVER WITH RESPECT TO LICENSED PRODUCTS. Neumora shall make no statements, representations or warranties whatsoever to any third parties which are inconsistent with the foregoing. In no event shall the Indemnitees be liable for damages in excess of amounts Vanderbilt has received from Neumora under this Agreement. IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES OF ANY KIND, LOST PROFITS, COSTS OF PROCURING SUBSTITUTE GOODS OR SERVICES, LOST

BUSINESS, ENHANCED DAMAGES FOR INTELLECTUAL PROPERTY INFRINGEMENT OR PUNITIVE DAMAGES, WHETHER GROUNDED IN TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, CONTRACT OR OTHERWISE, REGARDLESS OF WHETHER SUCH PARTY IS ADVISED, HAS REASON TO KNOW, OR IN FACT KNOWS OF THE POSSIBILITY OF SUCH DAMAGES. The foregoing limitations in this Article 11 do not apply with respect to any breach of the obligations of confidentiality under Article 8.

Article 12

COMPLIANCE

12.1 Compliance with Law. Neumora shall have the sole obligation for compliance with, and shall ensure that any of its Affiliates and Sublicensees comply with, all government statutes and regulations that relate to Licensed Products and its activities pursuant to this Agreement.

12.2 Marking. Neumora and its Sublicensees shall use Commercially Reasonable Efforts to mark all Licensed Products made or sold in the United States in accordance with 35 U.S.C. §287(a), and shall use Commercially Reasonable Efforts to mark all Licensed Products made or sold in other countries in accordance with the laws and regulations then applicable in each such country.

12.3 Export Controls. The Parties shall comply with all US export laws and regulations, including the Export Administration Regulations, the International Traffic in Arms Regulations, and the Office of Foreign Assets Control sanctions, where applicable. In the event any information or item is export-controlled, the Parties shall provide written notice outlining the nature of the controlled information or item. No Party shall export, directly or indirectly, any controlled item without first obtaining the necessary export license or government approval. Further, no Party shall share any controlled, proprietary, or otherwise sensitive information or items with restricted or sanctioned persons or entities.

12.4 Anti-Kickback and Stark Law. It is the intention of the Parties to comply with all applicable laws, rules, and regulations, including (i) the federal anti-kickback statute (42 U.S.C. §1320a-7b) and related safe harbor regulations, and (ii) the Limitation Certain Physician Referrals (42 U.S.C. §1395nn, the “Stark Law”) and related regulations. Accordingly, the Parties agree and acknowledge that no consideration received under this Agreement is, or is intended to be, a prohibited payment for the recommending or arranging for the referral of business or ordering of items or services, nor is any such consideration intended to induce illegal referrals of business.

12.5 Debarment. Neumora hereby represents and warrants that it has not been debarred, suspended, excluded or otherwise determined to be ineligible to participate in federal healthcare programs or federal procurement and non-procurement programs (collectively, “Debarred”) and Neumora agrees not to engage or assign any employee, agent or contractor (“Agent”) to perform services under this Agreement who has been Debarred. Neumora shall provide Vanderbilt with immediate notice if during the Term Neumora (a) receives notice of action or threat of action with respect to its Debarment or (b) becomes Debarred.

12.6 Conflict of Interest. Neumora acknowledges that Vanderbilt’s employees and medical and professional staff members and the employees and staff members of Vanderbilt’s Affiliates are subject to the applicable policies of Vanderbilt and such Affiliates, including policies regarding conflicts of interest, intellectual property and other matters. Neumora shall not enter into any oral or written agreement with such employee or staff member which conflicts with any such policy.

12.7 Tax Exempt Status. The Parties recognize that Vanderbilt is a non-profit, tax-exempt organization and agree that this Agreement will take into account and be consistent with Vanderbilt’s tax-exempt status.

Article 13

NON-USE OF NAMES AND PUBLICITY

13.1 Non-Use of Names. Neither Party shall use the name, trademark, service mark, trade name, or symbol or any adaptation thereof of the other Party or of any of its trustees, directors, officers, employees, faculty, Inventors, affiliated investigators, agents and representatives, medical and professional staff, students or Affiliates for advertising, marketing, endorsement, promotional or sales literature, publicity, public announcement or disclosure or in any document employed to obtain funds or financing without the specific prior written consent of an authorized representative of the other Party or individual whose name is to be used as to each such use, except that no such consent shall be required where such use is required to comply with applicable law, including the rules and regulations of a securities exchange.

13.2 Publicity. The Parties will maintain the terms of this Agreement confidential, and neither Party shall issue any press release or other public statements related to this Agreement without the specific prior written consent of an authorized representative of the other Party as to each such use; provided that (i) the Parties may make factual statements that Neumora has a license from Vanderbilt under one or more of the patents or patent applications comprising the Licensed Patents and regarding the type and extent of the license; (ii) the Parties may make such statements as are required to comply with applicable law, including the rules and regulations of a securities exchange; and (iii) Neumora may disclose the terms of this Agreement to its Affiliates, potential or actual acquirers, merger partners, licensees, external advisors, Sublicensees, assignees, subcontractors, licensors, investment bankers, investors, lenders, venture capital firms, investment bankers, or other potential financial partners, and their and Neumora’s respective directors, employees, contractors and agents; provided that such third party or person or entity in this subsection (iii) are bound by confidentiality and non-use obligations with respect thereto.

Article 14

ASSIGNMENT

14.1 This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective permitted assigns and successors in interest. Except as expressly permitted in this Agreement, Neumora shall not assign, delegate or subcontract any of its rights or obligations under this Agreement without the prior written consent of Vanderbilt.

14.1.1 No such consent will be required to assign this Agreement to a successor in connection with a merger or consolidation of Neumora, or to the purchaser of all or substantially all the assets of Neumora, provided that: (i) Neumora is not in breach of this Agreement; (ii) such successor or purchaser shall agree in writing to be bound by the terms and conditions hereof prior to such assignment; and (iii) Neumora shall notify Vanderbilt in writing of any assignment and provide a copy of all assignment documents to the extent relevant to this Agreement and which may be redacted to the extent not relevant to this Agreement (pursuant to which such transferee shall have agreed in writing to be bound by the terms and conditions of this Agreement) to Vanderbilt within [***] of assignment. Following such assignment, the term “Neumora” as used herein shall include the assignee.

14.1.2 Failure of an assignee to agree to be bound by the terms hereof or failure of Neumora to notify Vanderbilt and provide copies of assignment documentation shall be grounds for termination of this Agreement for default.

14.1.3 Any attempted assignment in contravention of this Paragraph 14.1 shall be null and void.

Article 15

MISCELLANEOUS

15.1 Payments and Notices. Any notice or other communication given under this Agreement shall be in writing and shall be deemed delivered on the date of receipt when sent by certified first class mail, or by overnight courier with confirmed receipt, addressed to the Parties as follows (or at such other addresses as the Parties may notify each other in writing), or by email followed up with a notice in writing as set forth in this Paragraph 15.1 above:

Neumora: Neumora Therapeutics, Inc. 65 Grove Street, Suite 102 Watertown, MA 02138 Attention: Legal Department Email: [***]	Vanderbilt Center for Technology Transfer and Commercialization Vanderbilt University 1207 17th Avenue S., Suite 105 Nashville, TN 37212 Attention: Assistant Vice Chancellor Email: [***]

15.2 Severability. In the event that any provision of this Agreement shall be held invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect any other provision of this Agreement, and the Parties shall negotiate in good faith to modify the Agreement to preserve (to the extent possible) their original intent.

15.3 Interpretation. The Article and Paragraph headings contained in this Agreement are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement. The words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation.” The Parties acknowledge that each Party has read and negotiated the language used in this Agreement. Because all Parties participated in negotiating and drafting this Agreement, no rule of construction will apply to this Agreement which construes ambiguous language in favor of or against any Party by reason of that Party’s role in drafting this Agreement.

15.4 Amendment and Waiver. No waiver, modification, release or amendment of any obligation under this Agreement shall be valid or effective unless in writing and signed by an authorized representative of the Party to be bound and explicitly references this Agreement and specifies that it is the Parties’ intent to modify the terms and/or conditions set forth herein. The Parties acknowledge that invoices, purchase orders or other mechanisms for administering any payment or other obligation set forth herein shall not contain terms and conditions separate from, in addition to, and/or in conflict with this Agreement, and that any such terms, if present, shall be void and without effect, and shall not be enforceable by any Party hereto. The failure of either Party at any time or times to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same. No waiver by either Party of any condition or term shall be deemed as a further or continuing waiver of such condition or term or of any other condition or term.

15.5 Entire Agreement. The Parties hereto agree that this Agreement (including any attachments, appendices, exhibits or the like) sets forth the entire agreement and understanding of the Parties as to the subject matter hereof, and supersedes any and all prior or contemporaneous written and oral agreements, understandings, promises or offers, including any term sheet which preceded its drafting, but does not supersede any confidentiality or non-disclosure agreement between the Parties or the SRA.

15.6 Performance by Affiliates. Neumora or any Sublicensee may use one or more of its Affiliates to perform its obligations and duties hereunder and exercise the rights granted herein (“Affiliate Rights”), except the right to grant Sublicenses; provided that each such Affiliate shall be bound by the corresponding obligations of Neumora and Neumora shall remain liable hereunder for the prompt payment and performance of all of their respective obligations hereunder. To the extent that Neumora or such Sublicensee determines there to be a reasonable business need to extend Affiliate Rights through granting of a Sublicense, it shall have the right to do so for the specific purposes of enabling such Affiliate to exercise the Affiliate Rights conveyed by operation of this Paragraph 15.6 above, but only to the extent that the grant of such Sublicense to said Affiliate does not adversely impact in any way the economic consideration or materially adversely impact the other benefits for Vanderbilt set forth in this Agreement to Vanderbilt.

15.7 Force Majeure. Each Party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement by reason of any event beyond such Party’s reasonable control, including Acts of God, fire, flood, explosion, earthquake, pandemic, epidemic, or other natural forces, war, civil unrest, acts of terrorism, accident, destruction or other casualty, any lack or failure of transportation facilities, any lack or failure of supply of raw materials, or any other event similar to those enumerated above. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the Party has not caused such event(s) to occur. All dates under this Agreement that have been affected by force majeure shall be tolled for the duration of such force majeure. In no event shall any Party be required to prevent or settle any labor disturbance or dispute.

15.8 Independent Contractors. For the purpose of this Agreement, each Party shall be, and shall be deemed to be, an independent contractor and not an agent, partner, joint venturer or employee of the other Party. Neither Party shall have authority to make any statements, representations or commitments of any kind, or to take any action which shall be binding on the other Party, except as may be explicitly authorized in writing.

15.9 Counterparts; Electronic Delivery. This Agreement and any amendment hereto may be executed in counterparts, including by facsimile or by electronic scan copies delivered by email, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument. This Agreement may be executed and delivered electronically (e.g., by email of executed PDF copies or by facsimile) and upon such delivery such electronic signature will be deemed to have the same effect as if the original signature had been delivered to the other Party.

* * * * * * *

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the Effective Date.

NEUMORA THERAPEUTICS, INC.		VANDERBILT UNIVERSITY
By:		By:
	[***]		[***]

Title:	Chief Executive Officer	Title:	Vice Provost for Research

Date:		Date:

By:
[***]

Title: Associate Vice Chancellor for Finance

Date:

Appendix A

[***]

Appendix B

[***]

Appendix C

[***]

Appendix D

[***]

Appendix E

[***]